Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Actuate Therapeutics, Inc. on Form S-1 of our report dated March 13, 2025 on the consolidated balance sheet of Actuate Therapeutics, Inc. as of December 31, 2024 and the consolidated statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for the year ended December 31, 2024 appearing in the 2024 Form 10-K of Actuate Therapeutics, Inc., and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Costa Mesa, California

March 28, 2025